Michael E. Tenta

T: +1 650 843 5636

mtenta@cooley.com

Exhibit 5.1

November 3, 2017

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Cytokinetics, Incorporated, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,900,000 shares of the Company’s Common Stock, par value $0.001 per share (the “EIP Shares”), issuable pursuant to the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plan, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:/s/ Michael E. Tenta

Michael E. Tenta

153253068 v2

3175 Hanover Street, Palo Alto, CAlifornia 94304-1130 T: (650) 843-5000  F: (650) 849-7400  www.cooley.com